EXHIBIT 99.1

     DELPHAX TECHNOLOGIES INC. REPORTS RESULTS FOR 4th QUARTER AND STATUS OF LENDER NEGOTIATIONS

     MINNEAPOLIS, December 19, 2003 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported sales of $13.5 million for its fourth fiscal quarter ended September 30, 2003, a decrease of 4 percent from $14.0 million for the same period a year ago. The decline in revenues, coupled with a $0.5 million operating expense charge to increase the allowance for doubtful accounts, resulted in a fourth quarter operating loss of $197,000. That compares with an operating loss of $1.2 million for last year’s fourth quarter. An income tax expense of $300,000 due to profitable European operations in the latter half of fiscal 2003 contributed to a net loss for the fourth quarter of $583,000, or $0.09 per share, a significant improvement from the net loss of $2.4 million or $0.40 per share for the same period last year.

     “Our results continued to reflect the worldwide purchasing recession that has afflicted the printing equipment industry for more than two years, although a close reading of these results will show that we are succeeding in our efforts to offset the impact of postponed equipment sales through cost reductions and expanded service revenues,” said Jay Herman, chairman and chief executive officer. “Excluding the charges for deepening our reserve for doubtful accounts and for the European income taxes, we were in a profitable position in the fourth quarter of fiscal 2003, a year in which we made exceptional progress in strategic positioning and technology development.”

     Fourth-quarter revenues from maintenance, spares and supplies increased to $12.2 million, from $12.1 million in the fourth quarter a year ago, as a result of increased usage of the new CR Series presses. Fourth quarter sales of printing equipment were $1.2 million, a decrease of 36 percent from $1.9 million for the same period a year ago.

     “Despite the difficult operating environment, we elected to continue essential R&D support for the new high-speed CR Series roll-fed printing systems that are leading Delphax’s entry into mainstream digital printing markets around the world,” Herman said. “Our 2003 R&D investment was, in fact, the second largest, in total dollars, in our history—aimed directly at further widening the gap between ourselves and the competition as we position ourselves for the inevitable recovery in our industry. We also made encouraging progress in building name recognition—an ongoing brand-building effort that draws on and supports the industry-leading print speed and quality made possible by our patented electron-beam digital print technology.

     “We do not expect meaningful improvement in our markets over the near term. However, as a result of the actions and advances we made in fiscal 2003, we expect to be profitable in the first quarter of 2004, with or without help from the economy.”

     For the year ended September 30, 2003, sales increased 11 percent to $58.0 million from $52.4 million last year. The company reported a net loss of $1.8 million, or $0.30 per share, for the current fiscal year compared with a net loss of $2.4 million, or $0.39 per share, for fiscal 2002. Results for fiscal 2003 included a $1.1 million restructuring charge taken in the first fiscal quarter related to the

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consolidation of the company’s North American manufacturing and engineering operations in Mississauga, Ontario. The restructuring charge reduced current year earnings by approximately $0.18 per share.

     The company said the North American restructuring program has been completed. The consolidation is expected to eliminate annual operating expenses of approximately $1.6 million, and contributed to a portion of the reduction in operating expenses for the fourth quarter of fiscal 2003 compared with the prior year.

     The company reported it had not met certain financial covenants under its credit facility as of September 30, 2003, but is currently in negotiations with a new lender and expects to replace its current line. The current credit facility expires and becomes due on December 31, 2003. In the event the company is unable to secure a new credit facility or obtain an extension for the existing facility by that date, the company will be unable to repay the debt to the current lender and to fund its future working capital requirements. However, the company believes it will be successful in obtaining the replacement credit facility.

     Delphax Technologies Inc. will discuss its fourth quarter results in a conference call for investors and analysts on December 19, 2003, at 10 a.m. central time. To participate in the conference call, please call 1-800-218-8862 shortly before 10 a.m. central time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 561637#. The replay will be available beginning at noon on December 19, 2003 and will remain active until noon on January 2, 2004.

About Delphax Technologies Inc.

     Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile, providing unparalleled capabilities in handling a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

     Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

INVESTOR CONTACTS:
Rob Barniskis Chief Financial Officer Delphax Technologies Inc. (952) 939-9000 investor@delphax.com	Tom Langenfeld BlueFire Partners, Inc. (for Delphax Technologies Inc.) (612) 344-1000 langenfeld@bluefirepartners.com

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sales:
Maintenance, spares and supplies	$12,219	$12,092	$48,856	$38,431
Printing equipment	1,250	1,937	9,123	13,973

NET SALES	13,469	14,029	57,979	52,404
Cost of sales	6,574	7,138	27,821	25,518

GROSS MARGIN	6,895	6,891	30,158	26,886
Operating expenses:
Selling, general and administrative	6,569	6,571	24,859	21,964
Research and development	606	1,542	4,694	5,736
Restructuring costs	(83)	—	1,102	—

Total operating expenses	7,092	8,113	30,655	27,700

OPERATING LOSS	(197)	(1,222)	(497)	(814)
Net interest expense	174	185	756	718
Foreign currency exchange (gain) loss	(88)	(161)	282	(251)

LOSS BEFORE INCOME TAXES	(283)	(1,246)	(1,535)	(1,281)
Income tax expense	300	1,196	300	1,111

NET LOSS	$(583)	$(2,442)	$(1,835)	$(2,392)

Basic and diluted loss per common share	$(0.09)	$(0.40)	$(0.30)	$(0.39)
Weighted average common shares outstanding:
Basic and Diluted	6,214	6,176	6,189	6,167

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2003	2002

ASSETS
Cash, cash equivalents and short-term investments	$2,711	$1,796
Accounts receivable — net	11,038	10,713
Inventories	17,859	20,873
Other current assets	1,389	1,526

Total current assets	32,997	34,908
Long-term assets	614	0
Fixed assets — net	3,461	4,759

Total Assets	$37,072	$39,667

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,704	$8,559
Bank credit facility	13,900	2,300

Total current liabilities	21,604	10,859
Long-term debt	0	12,980
Other long-term liabilities	648	28

Total liabilities	22,252	23,867
Shareholders’ equity	14,820	15,800

Total Liabilities and Shareholders’ Equity	$37,072	$39,667

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended

	September 30,	September 30,
	2003	2002

OPERATING ACTIVITIES
Net loss	$(1,835)	$(2,392)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,722	1,898
Loss on disposal of equipment and fixtures	0	20
Other	86	(5)
Changes in operating items:
Accounts receivable — net	(57)	3,507
Inventory	3,471	(738)
Other assets — net	(434)	742
Accounts payable and accrued expenses	(1,043)	1,365
Deferred revenue	627	(567)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,537	3,830
INVESTING ACTIVITIES
Business acquisition	0	(16,673)
Purchase of equipment and fixtures	(713)	(642)
Purchase of short-term investments	(40)	(147)
Proceeds from sale of short-term investments	80	68

NET CASH USED IN INVESTING ACTIVITIES	(673)	(17,394)
FINANCING ACTIVITIES
Issuance of common stock	115	53
Repurchase of common stock	0	(22)
(Repayment) borrowing on bank credit facility-net	(1,380)	14,685
Principal payments on capital lease obligations	(30)	(6)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,295)	14,710
EFFECT OF EXCHANGE RATE CHANGES ON CASH	383	(20)

INCREASE IN CASH AND CASH EQUIVALENTS	952	1,126
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,718	592

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,670	$1,718

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